Exhibit 99.1

OCONEE FEDERAL FINANCIAL CORP. ANNOUNCES THREE MONTH AND YEAR ENDED FINANCIAL RESULTS

Seneca, South Carolina (August 12, 2016) – Oconee Federal Financial Corp. (Nasdaq: OFED) (the “Company”), the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”), announced today net income of $1.5 million, or $0.25 per diluted share, for the three months ended June 30, 2016, compared to net income of $1.2 million, or $0.21 per diluted share, for the three months ended June 30, 2015. The Company had net income of $5.2 million, or $0.90 per diluted share, for the year ended June 30, 2016, compared to net income of $4.5 million, or $0.78 per diluted share, for the year ended June 30, 2015.

June 30, 2016 Three Months and Year Ended Highlights:

•	Improved earnings for the three months and year ended June 30, 2016 as compared to the prior year periods.
•	Successful integration of Stephens Federal Bank (“Stephens Federal”).
•	Eight consecutive quarterly dividends of $0.10 per share for the years ended June 30, 2016 and 2015.
•	Continued strong asset quality and positive results from liquidation of acquired problem assets.

“Fiscal year 2016 was another remarkable year for Oconee Federal. We completed the integration of Stephens Federal, which with the efforts of our management team are showing very positive results” stated T. Rhett Evatt, Chief Executive Officer. “We have continued to proactively work through the problem assets in order to achieve favorable results in many cases. The larger footprint is also continuing to give us more access to deposits and increase our lending opportunities.”

“We had another exceptional year for earnings. We realized increases in net income for both the three months and year ended June 30, 2016” stated Curtis T. Evatt, President and Chief Financial Officer. “During the past year we worked to truly integrate Stephens Federal with the legacy Oconee Federal operation as well as bringing in some key individuals from the outside. This has been a successful process and we have been able to keep overhead low while growing the combined Company. The results show in our increased return on average assets and return on average equity for both the three months and year ended June 30, 2016 compared to June 30, 2015. The future looks bright for Oconee Federal. While the gains from working through the problem assets acquired will lessen over time, our expanded market area and additional products and services offered will continue to offer us access to new deposit and loan customers into the future in both our traditional market areas and our newly added markets.”

Results of Operations

Interest income decreased by $261 thousand, or 5.7%, to $4.3 million for the three months ended June 30, 2016 from $4.6 million for the three months ended June 30, 2015. The decrease was primarily from the lower average yields on our loans to 5.03% for the three months ended June 30, 2016 from 5.24% for the three months ended June 30, 2015. As the treasury rates have dropped, our yields have also decreased to remain competitive. We were able to partially offset the decrease in interest on our loans with an increase in both the average balance and yield on our securities during the same periods. The average balance of our securities increased by $23.5 million to $129.4 million for the three months ended June 30, 2016 from $105.9 million for the same period in 2015. The average yield on our securities increased by 28 basis points, to 1.95% for the three months ended June 30, 2016 from 1.67% for the three months ended June 30, 2015. During the year we shifted to more tax-free investments, which was the driving factor for our increased yields on securities. Interest expense increased to $314 thousand for the three months ended June 30, 2016 from $297 thousand for the three months ended June 30, 2015. The increase in interest expense reflected an increase in the average rate paid on deposits during the three months ended June 30, 2016 to 0.33% from 0.32% during the three months ended June 30, 2015, partially offset by a decrease in the average balance of interest-bearing deposits to $376.7 million for the three months ended June 30, 2016 from $377.6 million for the three months ended June 30, 2015.

Net interest income decreased by $278 thousand, or 6.5%, to $4.0 million for the three months ended June 30, 2016 from $4.3 million for the three months ended June 30, 2015. Net interest margin for the three months ended June 30, 2016 decreased to 3.62% from 3.90% for the three months ended June 30, 2015. This decrease in net interest margin was reflective of the decrease in our yield on loans to 5.03% for the three months ended June 30, 2016 from 5.24% for the three months ended June 30, 2015.

Interest income increased by $1.6 million, or 9.9%, to $17.8 million for the year ended June 30, 2016 from $16.2 million for the year ended June 30, 2015. The increase was the result of both an increase in the average balance of interest-earning assets and an increase in the average yield on these assets during the year ended June 30, 2016 as compared to the year ended June 30, 2015. The average balance of interest-earning assets increased to $439.2 million for the year ended June 30, 2016 from $401.2 million for the year ended June 30, 2015. The average yield on interest-earning assets increased to 4.04% for the year ended June 30, 2016 from 4.03% for the year ended June 30, 2015. The increase in the average balance of our interest-earning assets was primarily the result of having the acquired loan portfolio from Stephens Federal for a full 12 month period, versus only seven months in fiscal year 2015. The average balance of our loans increased to $297.9 million for the year ended June 30, 2016 from $285.2 million for the year ended June 30, 2015. Interest expense was stable at $1.2 million for the years ended June 30, 2016 and 2015.

Net interest income increased by $1.6 million, or 10.7%, to $16.6 million for the year ended June 30, 2016 compared to $15.0 million for 2015. Net interest margin for the year ended June 30, 2016 was 3.77%, up four basis-points from 3.73% for the year ended June 30, 2015. This increase in net interest margin was reflective of the decrease in our average cost of funds to 0.32% for the year ended June 30, 2016 from 0.37% for the year ended June 30, 2015 and an increase in the average yield on interest-earning assets to 4.04% for the year ended June 30, 2016 from 4.03% for the year ended June 30, 2015.

Noninterest income for the three months ended June 30, 2016 increased by $7 thousand, or 1.2%, to $600 thousand from $593 thousand for the same period in 2015. For the year ended June 30, 2016, noninterest income was $2.3 million, which was an $860 thousand increase from the $1.4 million earned in the same period in 2015. The increase was primarily the result of gains on sales of portfolio loans and income on bank owned life insurance. We recognized $1.1 million in gains on sales of purchase credit impaired loans during the year ended June 30, 2016 compared to $145 thousand in the year ended June 30, 2015. These gains were based on proactively working with the borrowers to find the best exit solution for both sides. These gains were partially offset by a decrease in the value of our loan servicing asset of $350 thousand during the year ended June 30, 2016. We also had an increase of $228 thousand in our income on bank owned life insurance to $514 thousand for the year ended June 30, 2016 from $286 thousand for the year ended June 30, 2015. This was due to the purchase of $8.0 million in additional policies during fiscal year 2016.

Noninterest expense for the three months ended June 30, 2016 increased by $102 thousand, or 3.9%, to $2.7 million from $2.6 million for the same period in 2015. The increase was primarily related to an increase in advertising expense of $39 thousand, to $66 thousand for the three months ended June 30, 2016 from $27 thousand for the three months ended June 30, 2015. This was a result of adding more billboards and participating in promotional events in our market areas. For the year ended June 30, 2016 we had $11.1 million of noninterest expense, which was a $2.1 million increase from the $9.0 million of noninterest expense for the year ended

June 30, 2015. Salaries and employee benefits increased by $1.3 million to $6.6 million for the year ended June 30, 2016 from $5.3 million for the year ended June 30, 2015. Occupancy and equipment increased by $452 thousand to $1.5 million from $1.1 million for the same periods ended. This increase was driven by the increase in salaries and employee benefits and occupancy and equipment expense from adding three additional branches and related personnel with the acquisition of Stephens Federal on December 1, 2014.

We recorded a provision for loan losses of $18 thousand for the three months ended June 30, 2016, compared with a provision of $179 thousand for the three months ended June 30, 2015. Net charge-offs for the three months ended June 30, 2016 were $253 thousand and were $39 for the three months ended June 30, 2015. The provision for loan losses for the year ended June 30, 2016 was $451 thousand compared with a provision of $195 thousand for the year ended June 30, 2015. Net charge-offs for the year ended June 30, 2016 were $537 thousand compared with $41 thousand for the year ended June 30, 2015.

The increase in our provision of $256 thousand is related to the increase in net charge-offs for fiscal year 2016 of $496 thousand to $537 thousand as compared to $41 thousand for fiscal year 2015, offset by a decrease in impaired loans to $8.2 million at June 30, 2016 compared to $10.1 million at June 30, 2015. Charge-offs increased as the problem assets acquired from Stephens Federal were identified and worked through, which resulted in the lower amount of impaired loans at the end of 2016.

Our ratio of nonperforming loans to total loans decreased to 1.28% at June 30, 2016 from 1.35% at June 30, 2015, and our ratio of nonperforming assets to total assets decreased to 1.05% from 1.32% at the same dates. Total nonperforming loans were $3.8 million at June 30, 2016 compared to $4.2 million at June 30, 2015. The decreases in nonperforming loans were a result of liquidating a significant portion of the acquired nonperforming loans.

Income tax expense for the three months ended June 30, 2016 and 2015 was $437 thousand and $865 thousand, respectively, with effective income tax rates of 23.0% and 41.0%, respectively. Income tax expense for the years ended June 30, 2016 and 2015 was $2.0 million and $2.7 million, respectively, with effective income tax rates of 27.9% and 37.4%, respectively. The decrease in our effective tax rates for both the three months and year ended June 30, 2016 is primarily a result of the expiration of tax examination periods with uncertain tax positions and refunds receivable from amended prior year returns.

Financial Condition at June 30, 2016 and June 30, 2015

Our total assets increased by $10.4 million, or 2.2%, to $485.7 million at June 30, 2016 from $475.3 million at June 30, 2015. The increase is due to cash received from an increase in deposits and from earnings during the year. Deposits increased by $5.5 million to $399.6 million at June 30, 2016 compared to $394.1 million at June 30, 2015. The increase in deposits is from successful campaigns during the year related to money market accounts. The additional cash from the deposits was used to purchase investment securities with a portion being kept in short-term correspondent accounts that allow additional liquidity to meet the demands of our borrowers.

Cash Dividend Declared

Total dividends paid during the three months ended June 30, 2016 were $586 thousand. Total dividends paid during the year ended June 30, 2016 were $2.4 million. On July 28, 2016, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share of the Company’s common stock payable to stockholders of record as of August 11, 2016, which is to be paid on or about August 25, 2016.

Stock Repurchase Program

During the three months ended June 30, 2016, the Company repurchased 33,557 shares of its common stock at a weighted average purchase price of $19.96 pursuant to the authorized stock repurchase program approved by the Board of Directors on November 24, 2015. During the year ended June 30, 2016, the Company repurchased 51,232 shares of its common stock at a weighted average purchase price of $19.74 under the repurchase program. Of the 175,000 shares approved pursuant to this program, 51,232 shares have been purchased. The timing of the purchases of the remaining shares will depend on certain factors, including but not limited to, market conditions and prices, available funds and alternative uses of capital.

About Oconee Federal

Oconee Federal Financial Corp. (NASDAQ Capital Market: OFED) is the holding company of Oconee Federal Savings and Loan Association. Oconee Federal Savings and Loan Association is a federally chartered savings and loan association founded in 1924 and headquartered in Seneca, South Carolina. Oconee Federal Savings and Loan Association is a community oriented financial institution operating seven full-service branch locations in Oconee County, South Carolina, Stephens County, Georgia and Rabun County, Georgia.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Association’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify fiscal year forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Investor/Media Contact:

Curtis T. Evatt

President & Chief Financial Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina

864-882-2765

Oconee Federal Financial Corp.

Selected Financial Information

	June 30, 2016	June 30, 2015 *
	(Dollars in thousands)
Financial condition data:	(Unaudited)
Total assets	$485,640	$475,344
Investment securities	132,084	111,167
Loans receivable, net	291,141	308,259
Deposits	399,634	394,093
Total stockholders' equity	85,401	80,790

Condition ratios:	(Unaudited)
Total equity to total assets	17.59%	17.00%
Total capital to risk weighted assets	30.99	32.28
Common equity tier 1 capital to risk weighted assets	30.60	31.82
Tier I capital to risk weighted assets	30.60	31.82
Tier I capital to adjusted total assets	15.41	15.39

Total nonperforming loans to total loans	1.28%	1.35%
Total nonperforming assets to total assets	1.05	1.32
Total nonperforming assets to loans and real estate owned	1.74	2.01
Allowance for loan losses as a percentage of total loans	0.31	0.32
Allowance for loan losses as a percentage of nonperforming loans	24.54	24.13

* Derived from audited consolidated financial statements

	For the Three Months Ended				For the Year Ended
	June 30, 2016		June 30, 2015		June 30, 2016		June 30, 2015	*
	(Dollars in thousands, except per share amounts)
Operating data:	(Unaudited)
Interest and dividend income	$4,337		$4,598		$17,755		$16,185
Interest expense	314		297		1,189		1,229
Net interest income	4,023		4,301		16,566		14,956
Provision for loan losses	18		179		451		195
Non-interest income	600		593		2,279		1,419
Non-interest expenses	2,707		2,605		11,116		8,978
Income before income taxes	1,898		2,110		7,278		7,202
Income taxes	437		865		2,032		2,690
Net income	$1,461		$1,245		$5,246		$4,512

Basic net income per share	$0.25		$0.22		$0.91		$0.79
Diluted net income per share	$0.25		$0.21		$0.90		$0.78
Dividends declared per share	$0.10		$0.10		$0.40		$0.40

Performance ratios:	(Unaudited)
Return on average assets	1.20%		1.03%		1.09%		1.04%
Return on average equity	6.83		4.46		6.31		5.64
Interest rate spread	3.57		3.85		3.72		3.66
Net interest margin	3.62		3.90		3.77		3.73
Average interest-earning assets to average interest-bearing liabilities	1.18	x	1.17	x	1.18	x	1.20	x

* Derived from audited consolidated financial statements